Exhibit  99.1

NEWS RELEASE                                                                                                                                       Symbol: EPTI-Grey Mark
November 12, 2018
For Immediate Dissemination

Environmental Packaging Technologies Holdings, Inc. announces the sale of its wholly-owned operating subsidiary to Specialty Liquid Transportation Corp.

Houston, TX, Environmental Packaging Technologies Holdings, Inc., a Nevada corporation (EPTI:Grey Market) (“EPTI”) is pleased to announce the sale of its wholly-owned operating subsidiary Environmental Packaging Technologies, Inc., a Delaware corporation (the “Operating Subsidiary”), to Specialty Liquid Transportation Corp., a British Columbia corporation (formerly known as Blue Bay Capital Inc.) (“SLT”). SLT expects to resume trading as a Tier 2 Industrial Issuer on the TSXV under the trading symbol “SLT.V” at the market open on Tuesday November 13, 2018.

As previously disclosed by EPTI in a Press Release dated October 29, 2018 (which was also attached as an exhibit to EPTI’s Current Report on Form 8-K filed with the SEC on or about October 29, 2018), EPTI effectuated a two-step reverse amalgamation transaction (the “Transaction”) resulting in the Operating Subsidiary becoming a wholly-owned subsidiary of SLT.

As consideration for the sale of the Operating Subsidiary, EPTI has received 85 million (85,000,000) common shares of SLT (the “Shares”). The Shares are subject to, among other restrictions, a TSX escrow regulating the distributions and sale of the Shares. The Shares received by EPTI will be not released to shareholders of EPTI prior to the date at least one (1) year from the closing date without prior regulatory approval.

More information on the sale and the Transaction can be found at: [Dave, insert link to SLT closing press release and other documents]

About Specialty Liquid Transportation Corp.

SLT holds one hundred percent (100%) of the Operating Subsidiary, a manufacturer of high quality and safe bulk packing solutions for the transportation of non‐hazardous liquid in the Flexitank logistics industry. The Operating Subsidiary’s patented Big Red Flexitank and patent pending LiquirideTM Flexitank enables customers to significantly reduce shipping costs, increase efficiency and minimize environmental impact as all of the Operating Subsidiary’s Flexitanks are recyclable. EPTI will provide additional information on the business of the Operating Subsidiary by subsequent press releases to be issued in the near future.

For further information, please contact:

Bud LaCombe
Telephone: 480-524-9200

The securities of EPTI have not been and will not be registered under the United States Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.